Exhibit 4.10

FIRST SUPPLEMENTAL INDENTURE

dated as of March 16, 2015

to the

INDENTURE

dated as of June 19, 2014

among

CASCADES INC.,

as the Company,

THE SUBSIDIARY GUARANTORS named therein, and

COMPUTERSHARE TRUST COMPANY OF CANADA,

as Trustee

1

first SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of March 16, 2015, among 401 47th Street Holding LLC and 4626 Royal Avenue Holding LLC (the “Guaranteeing Subsidiaries”), Cascades Inc., a corporation organized under the laws of the Province of Quebec, Canada (the “Company”), and Computershare Trust Company of Canada, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of the Company, the Subsidiary Guarantors and the Trustee have heretofore executed and delivered an indenture dated as of June 19, 2014 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of its 5.50% Senior Notes due 2021 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture to which the Guaranteeing Subsidiaries shall unconditionally guarantee, on a joint and several basis with the other Subsidiary Guarantors, all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company and the Trustee are authorized to execute and deliver this First Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. As used in this First Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

Section 2.1 Agreement to be Bound. The Guaranteeing Subsidiaries hereby become parties to the Indenture as Subsidiary Guarantors and as such will have all of the rights

2

and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

Section 2.2 Subsidiary Guarantee. The Guaranteeing Subsidiaries agree to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Obligations pursuant to Article 10 of the Indenture on a senior basis and this First Supplemental Indenture shall constitute evidence of each Guaranteeing Subsidiary’s Subsidiary Guarantee.

ARTICLE III

MISCELLANEOUS

Section 3.1 Notices. All notices and other communications to the Guaranteeing Subsidiaries shall be given as provided in the Indenture to the Guaranteeing Subsidiaries, with a copy to the Company as provided in the Indenture for notices to the Company.

Section 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this First Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.3 Governing Law. This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the Province of Quebec.

Section 3.4 Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.5 Benefits Acknowledged. Each Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiaries acknowledge that they will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the guarantee and waivers made by them pursuant to this Guarantee are knowingly made in contemplation of such benefits.

Section 3.6 Ratification of Indenture; First Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter certified and delivered shall be bound hereby.

Section 3.7 The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this First Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 3.8 Counterparts. The parties hereto may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this First Supplemental Indenture and

3

of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.9 Execution and Delivery. The Guaranteeing Subsidiaries agree that the Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Guarantee.

Section 3.10 Headings. The headings of the Articles and the Sections in this First Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

Section 3.11 Language. The parties hereto have required that this Indenture and all documents and notices related hereto and/or resulting herefrom be drawn up in English only. Les parties aux présentes ont exigé que la présente convention ainsi que tous les documents et avis qui s’y rattachent et/ou qui en découleront soient rédigés en langue anglaise seulement.

[The remainder of this page is intentionally left blank.]

4

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

CASCADES INC.

By:	/s/ Robert F. Hall
	Name:	Robert F. Hall
	Title:	Vice President, Legal Affairs
and Corporate Secretary

401 47TH STREET HOLDING LLC,
as a Guaranteeing Subsidiary

By:	/s/ Louise Paul
	Name:	Louise Paul
	Title:	Assistant Secretary

4626 ROYAL AVENUE HOLDING LLC,
as a Guaranteeing Subsidiary

By:	/s/ Louise Paul
	Name:	Louise Paul
	Title:	Assistant Secretary

5

COMPUTERSHARE TRUST COMPANY OF CANADA,
as Trustee and not in its personal capacity

By:	/s/ Fabienne Pinatel
	Name:	Fabienne Pinatel
	Title:	Corporate Trust Officer

By:	/s/ Ekaterini Galouzis
	Name:	Ekaterini Galouzis
	Title:	Associate Trust Officer

6